Exhibit 99.1

Edwards Lifesciences Corporation
One Edwards Way ▪ Irvine, CA USA ▪92614
Phone: 949.250.2500 ▪ Fax: 949.250.2525
www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070

Investor Contact:  David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS SOLID FOURTH QUARTER RESULTS

•    Reported sales growth 9.6 percent

•    Reaffirms sales and earnings outlook for 2012

•    Special items reduce EPS by $0.09

IRVINE, Calif., February 2, 2012 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in the science of heart valves and hemodynamic monitoring, today reported net income for the quarter ended December 31, 2011 of $63.1 million, or $0.53 per diluted share, compared to net income of $64.8 million, or $0.54 per diluted share, for the same period in 2010.  Excluding special items from both periods detailed in the reconciliation table below, fourth quarter diluted earnings per share were $0.62, compared to $0.55 in the prior year quarter, an increase of 12.7 percent.

Fourth quarter net sales increased 9.6 percent to $430.2 million compared to the same period last year.  Underlying(1) sales growth was 8.3 percent.

“Our fourth quarter closes out a year of significant investment and major milestones for Edwards.  Successful PARTNER trial results culminated in U.S. regulatory approval to begin offering our transcatheter heart valve technology to many inoperable patients suffering from severe aortic stenosis,” said Michael A. Mussallem, chairman and CEO.  “Although the SAPIEN approval was later than we anticipated and the recent economic turmoil in southern Europe affected results, we were able to deliver quarterly sales growth of 9.6 percent, consistent with our most recent guidance.”

Sales Results

For the fourth quarter, the company reported Heart Valve Therapy sales of $256.6 million, representing 13.4 percent growth over last year.  Underlying sales grew 12.5 percent.  Transcatheter heart valve (THV) sales were $93.2 million, a 42.7 percent increase over 2010.  Total THV commercial and clinical sales in the U.S. were $17.1 million.

“We continue to project full year 2012 THV sales of $560 to $630 million, including $200 to $260 million of sales in the U.S., which translates to a 70 to 90 percent underlying sales growth rate,” Mussallem said.

Surgical heart valve sales were $163.4 million this quarter, a 1.6 percent increase over last year.  Outside the U.S., sales grew 7.2 percent driven primarily by strong sales of premium products in Asia.  In the U.S., sales declined this quarter due to the 2011 introduction of a competitor’s product, combined with estimated flat procedural volumes.

Critical Care sales were $133.3 million for the quarter, representing 4.5 percent growth over last year.  Driving the growth this quarter were strong sales of advanced monitoring products, including EV1000 monitoring hardware and FloTrac.

Cardiac Surgery Systems sales increased to $27.2 million for the quarter, representing 8.0 percent growth over last year.

Vascular sales were $13.1 million, down slightly from the same quarter last year.

Domestic and international sales for the fourth quarter were $154.7 million and $275.5 million, respectively.

Additional Operating Results

For the quarter, gross profit margin was 72.2 percent compared to 71.1 percent in the same period last year.  This improvement was driven primarily by a more profitable product mix.

Selling, general and administrative expenses were $163.4 million for the quarter, or 38.0 percent of sales, compared to $142.4 million in the prior year.  This 14.7 percent increase was driven primarily by U.S. transcatheter launch-related investments.

Research and development expenses for the quarter grew 8.6 percent to $60.7 million, or 14.1 percent of sales.  This increase was primarily the result of additional investments in the company’s transcatheter valve programs.

Free cash flow for the quarter was $62.4 million, calculated as cash from operating activities of $94.7 million, minus capital expenditures of $32.3 million.

At December 31, 2011, cash and cash equivalents and short term investments were $450.5 million and total debt was $150.4 million.

During the quarter, the company repurchased approximately 560,000 shares of common stock for $40.1 million.

Special Items

During the quarter, the company recorded a pre-tax $17.6 million special charge related to southern European receivables risk, a global realignment charge and a legal settlement.  In addition, during the quarter, the company recorded a $4.0 million favorable tax adjustment related to the release of a reserve.

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Twelve-Month Results

For the twelve months ended December 31, 2011, the company recorded net income of $236.7 million, or $1.98 per diluted share, compared to $218.0 million, or $1.83 per diluted share, for the same period in 2010.  Net income growth for the year was 8.6 percent, or 10.1 percent excluding special items in both periods. For the twelve months, diluted earnings per share increased 8.2 percent over last year, or 9.8 percent excluding special items in both periods.

Net sales for the twelve months of 2011 increased 16.0 percent to $1.68 billion.  Underlying sales growth was 11.6 percent.

Domestic and international sales for the twelve months were $605.6 million and $1,073.0 million, respectively.

Free cash flow for the year was $183.2 million, calculated as cash from operating activities of $266.1 million, minus capital expenditures of $82.9 million. Free cash flow was lower than planned due to higher than expected inventories.

During 2011, the company repurchased approximately 3.9 million shares of common stock for $303.4 million.

Outlook

“As we look ahead, we see an exciting year for Edwards Lifesciences.  We have just begun offering our life saving SAPIEN technology to many inoperable U.S. patients suffering from severe aortic stenosis and also anticipate making it available for patients whose conditions place them at high risk for surgery,” said Mussallem.

“For the first quarter of 2012, we project total sales of $440 to $460 million and continue to expect full year sales of $1.95 to $2.05 billion.  We estimate that first quarter diluted EPS will be between $0.47 and $0.49, excluding special items.  For the full year 2012, we continue to estimate that diluted EPS will be between $2.70 and $2.80, excluding special items.  In addition, excluding special items, we remain comfortable with our previously stated 2012 financial goals of a 73 to 75 percent gross profit margin, net income growth of 35 to 40 percent, and free cash flow between $240 and $260 million,” Mussallem added.  “These goals assume a mid-year 2012 approval of Cohort A of The PARTNER Trial.”

About Edwards Lifesciences

Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring.  Driven by a passion to help patients, the company partners with clinicians to develop innovative technologies in the areas of structural heart disease and critical care monitoring that enable them to save and enhance lives. Additional company information can be found at www.edwards.com.

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Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 5:00 p.m. ET to discuss its fourth quarter results.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using account number 2995 and conference number 387244.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at www.edwards.com or www.edwards.com/InvestorRelations.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident”  or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, and the Company’s financial goals or expectations for sales, FX impact, gross profit margin, net income and net income growth, earnings per share and earnings per share growth and free cash flow and other financial expectations.  Forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  If the Company does update or correct one or more of these statements, investors and others should not conclude that the Company will make additional updates or corrections.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include uncertainties associated with the timing and extent of regulatory approval for additional indications, reimbursement levels for the SAPIEN valve and other new products; the ability of the Company to lead in the development of the THV field; the Company’s success in developing new products and expanding its markets, creating new market opportunities for its products and avoiding manufacturing and quality issues; the availability and quality of competitive products; the impact of currency exchange rates; the timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; economic developments in key markets such as southern Europe; unexpected litigation results or expense; and other risks detailed in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2010.

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures.  The Company uses the term “underlying” when referring to non-GAAP sales information, which excludes discontinued and acquired products and foreign exchange fluctuations, and “excluding special items” to also exclude gains and losses from special items such as significant investments, litigation, and business development transactions.  Guidance for sales and sales growth rates is provided on an “underlying” basis, and projections for diluted earnings per share, gross profit margin, net income and growth, and free cash flow are also provided on the same non-GAAP (or “excluding special items”) basis due to the inherent difficulty in forecasting such items.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.  Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the company’s operations that, when viewed with its GAAP results,

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provide a more complete understanding of factors and trends affecting the company’s business.  These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.  Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.  The Company is not able to provide a reconciliation of projected gross profit margin, net income and growth, projected earnings per share guidance and projected free cash flow, excluding special items, to expected reported results due to the unknown effect, timing and potential significance of special charges or gains, and management’s inability to forecast charges associated with future transactions and initiatives.

Edwards, Edwards Lifesciences, the stylized E logo, Edwards SAPIEN, Edwards SAPIEN XT, EV1000, FloTrac, PARTNER and SAPIEN are trademarks of Edwards Lifesciences Corporation.

# # #

(1)  “Underlying” amounts are non-GAAP items and in this press release exclude exchange fluctuations.  See the reconciliation tables below.

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EDWARDS LIFESCIENCES CORPORATION

Unaudited Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, except per share data)	2011	2010	2011	2010

Net sales	$430.2	$392.4	$1,678.6	$1,447.0
Cost of goods sold	119.6	113.5	489.8	408.3

Gross profit	310.6	278.9	1,188.8	1,038.7

Selling, general and administrative expenses	163.4	142.4	642.4	550.0
Research and development expenses	60.7	55.9	246.3	204.4
Special charges	17.6	10.5	21.6	22.7
Interest expense (income) , net	—	0.4	(0.3)	1.5
Other expense (income), net	0.3	(0.4)	(4.8)	(8.1)

Income before provision for income taxes	68.6	70.1	283.6	268.2

Provision for income taxes	5.5	5.3	46.9	50.2

Net income	$63.1	$64.8	$236.7	$218.0

Earnings per share:
Basic	$0.55	$0.57	$2.07	$1.92
Diluted	$0.53	$0.54	$1.98	$1.83

Weighted-average common shares outstanding:
Basic	114.1	114.5	114.6	113.7
Diluted	118.1	120.1	119.4	119.2

Operating Statistics
As a percentage of net sales:
Gross profit	72.2%	71.1%	70.8%	71.8%
Selling, general and administrative expenses	38.0%	36.3%	38.3%	38.0%
Research and development expenses	14.1%	14.2%	14.7%	14.1%
Income before provision for income taxes	15.9%	17.9%	16.9%	18.5%
Net income	14.7%	16.5%	14.1%	15.1%

Effective tax rate	8.0%	7.6%	16.5%	18.7%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Balance Sheets

(in millions)

	December 31,	December 31,
	2011	2010
ASSETS

Current assets
Cash and cash equivalents	$171.2	$396.1
Short-term investments (A)	279.3	—
Accounts and other receivables, net	320.7	302.5
Inventories, net	261.3	203.6
Deferred income taxes	43.9	32.3
Prepaid expenses	35.0	35.4
Other current assets	57.1	62.7
Total current assets	1,168.5	1,032.6

Property, plant and equipment, net	304.3	269.8
Goodwill	349.8	315.2
Other intangible assets, net	66.9	67.1
Investments in unconsolidated affiliates	21.8	25.0
Deferred income taxes	20.0	44.5
Long-term accounts receivable, net	24.6	—
Other assets	24.6	13.0

Total assets	$1,980.5	$1,767.2

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$335.2	$296.0
Short-term debt	—	41.8
Total current liabilities	335.2	337.8

Long-term debt	150.4	—
Other long-term liabilities	157.0	121.2

Stockholders’ equity
Common stock	120.0	117.0
Additional paid-in capital	300.5	211.3
Retained earnings	1,360.7	1,124.0
Accumulated other comprehensive loss	(37.5)	(42.1)
Treasury stock, at cost	(405.8)	(102.0)
Total stockholders’ equity	1,337.9	1,308.2

Total liabilities and stockholders’ equity	$1,980.5	$1,767.2

(A) The short-term investments of $279.3 million represent bank time deposits with initial maturities ranging from greater than 3 months to 7 months. These highly liquid short-term investments were presented as a component of cash and cash equivalents in error in the Company’s previously reported 2011 interim unaudited condensed consolidated balance sheets. Short-term investments at March 31, 2011, June 30, 2011 and September 30, 2011 were $108.6 million, $292.6 million and $207.1 million, respectively. The Company will present the purchases and sales of these short-term investments as investing activities in its Statement of Cash Flows for the full year 2011. The Company is currently evaluating the manner in which it corrects these previously reported amounts.

EDWARDS LIFESCIENCES CORPORATION

Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures.  The Company uses the term “underlying” when referring to non-GAAP sales information, which excludes discontinued and newly acquired products and foreign exchange fluctuations, and “excluding special items” to also exclude gains and losses from special items such as significant investments, litigation, and business development transactions.  Guidance for sales and sales growth rates is provided on an “underlying basis”, and projections for diluted earnings per share, gross profit margin, selling, general and administrative expenses (“SG&A”), research and development expenses (“R&D”), effective tax rate, net income and growth is also provided on the same non-GAAP (or “excluding special items”) basis due to the inherent difficulty in forecasting such items.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company’s operations that, when viewed with the Company’s GAAP results, provide a more complete understanding of factors and trends affecting the Company’s business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. The Company is not able to provide a reconciliation of projected earnings per share, gross profit margin, SG&A, R&D, effective tax rate, net income and growth guidance, excluding special charges, to expected reported results due to the unknown effect, timing and potential significance of special charges or gains, and management’s inability to forecast charges associated with future transactions and initiatives.

The items described below are excluded from the GAAP financial results in the reconciliations that follow:

Special Charges - The Company incurred certain special charges in 2011 and 2010 related to the following:

1)

Worldwide realignment: $5.5 million charge and $7.2 million charge in the fourth quarter of 2011 and 2010, respectively, related primarily to severance expenses associated with a global workforce realignment;

2)

European receivables: $8.8 million charge in the fourth quarter of 2011 and $4.0 million charge in the second quarter of 2011 to reflect the increased risk associated with the Company’s European sovereign debt receivables;

3)	Litigation settlement: $3.3 million charge in the fourth quarter of 2011 for a litigation settlement;

4)

Investment impairment: $3.3 million charge in the fourth quarter of 2010 and $3.9 million charge in the third quarter of 2010 related to the impairment of certain investments in unconsolidated affiliates;

5)

MONARC program discontinuation: $8.3 million charge in the second quarter of 2010 related to the write-down of assets, primarily intellectual property, due to the discontinuation of the Company’s EVOLUTION II clinical trial of the Edwards MONARC system.

Given the magnitude and unusual nature of these special charges relative to the operating results for the periods presented, these items have been excluded from non-GAAP net income and earnings per share.

Provision for Income Taxes - During the fourth quarter of 2011, the Company recorded a $4.0 million tax benefit due to the expiration of various statutes of limitations. During the second and third quarters of 2011, the Company recorded a $2.5 million and $6.9 million tax benefit, respectively, related to a ruling made by tax authorities in Switzerland.  During the fourth quarter of 2010, the Company recorded a $7.9 million income tax benefit related to the reduction of certain intercompany pricing reserves.  During the second quarter of 2010, the Company recorded a $9.8 million income tax benefit resulting from a partial settlement of a prior year tax audit. Given the magnitude and unusual nature of the tax events relative to the periods presented, they have been excluded from non-GAAP net income and earnings per share.

Foreign Exchange - Fluctuation in exchange rates impacts the comparative results and sales growth rates of the Company’s underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the “Unaudited Reconciliation of Sales by Product Line and Region.”

EDWARDS LIFESCIENCES CORPORATION

Reconciliation of GAAP to Non-GAAP Financial Information

GAAP TO NON-GAAP NET INCOME TABLE	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, except per share data)	2011	2010	2011	2010

GAAP net income	$63.1	$64.8	$236.7	$218.0

Reconciling items:

Special charges (A)
1) Worldwide realignment	5.5	7.2	5.5	7.2
2) European receivables	8.8	—	12.8	—
3) Litigation settlement	3.3	—	3.3	—
4) Investment impairment	—	3.3	—	7.2
5) MONARC program discontinuation	—	—	—	8.3
Total	17.6	10.5	21.6	22.7

Provision for income taxes
Tax effect on special charges (B)	(3.5)	(1.8)	(3.9)	(4.1)
Expiration of various statutes of limitations(A)	(4.0)	—	(4.0)	—
Resolution of outstanding transfer price issues (A)	—	(7.9)	—	(7.9)
Tax rulings and settlements (A)	—	—	(9.4)	(9.8)
Total	(7.5)	(9.7)	(17.3)	(21.8)

Non-GAAP net income	$73.2	$65.6	$241.0	$218.9

GAAP TO NON-GAAP EARNINGS PER SHARE TABLE

GAAP earnings per share	$0.53	$0.54	$1.98	$1.83

Reconciling items: (C)

Special charges (A)
1) Worldwide realignment	0.04	0.05	0.04	0.05
2) European receivables	0.07	—	0.10	—
3) Litigation settlement	0.02	—	0.02	—
4) Investment impairment	—	0.02	—	0.05
5) MONARC program discontinuation	—	—	—	0.06
Total	0.13	0.07	0.16	0.16

Provision for income taxes
Expiration of various statutes of limitations(A)	(0.04)	—	(0.04)
Resolution of outstanding transfer price issues (A)		(0.03)		(0.03)
Tax rulings and settlements (A)		(0.03)	(0.08)	(0.12)
Non-GAAP earnings per share	$0.62	$0.55	$2.02	$1.84

Note: Numbers may not calculate due to rounding.

(A)  See description of “Special Charges” and “Provision for Income Taxes” on the previous page.

(B)  The tax effect on non-GAAP adjustments is calculated using the relevant tax jurisdictions’ statutory tax rates.

(C)  All amounts are tax effected, calculated using the relevant tax jurisdictions’ statutory tax rates.

EDWARDS LIFESCIENCES CORPORATION

Reconciliation of GAAP to Non-GAAP Tax Rate

	Three Months Ended	Year Ended
	December 31, 2011	December 31, 2011

GAAP Tax Rate	8.0%	16.5%

Reconciling items: (A)

Special charges
Worldwide realignment	0.9%	0.1%
European receivables	0.2%	(0.3)%
Litigation settlement	1.2%	0.3%

Provision for income taxes
Expiration of statutes of limitations	4.8%	1.3%
Tax rulings	—	3.1%

Non-GAAP Tax Rate	15.1%	21.0%

(A)  See description of “Special Charges” and “Provision for Income Taxes” on the Non-GAAP Financial Information page.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of Sales by Product Line and Region

($ in millions)

					2010 Adjusted
Sales by Product Line (QTD)	4Q 2011	4Q 2010	Change	GAAP Growth Rate*	FX Impact	4Q 2010 Underlying Sales	Underlying Growth Rate *
Surgical Heart Valves	$163.4	$160.9	$2.5	1.6%	$2.4	$163.3	0.1%
Transcatheter Heart Valves	93.2	65.3	27.9	42.7%	0.3	65.6	42.5%
Total Heart Valve Therapy	256.6	226.2	30.4	13.4%	2.7	228.9	12.5%
Critical Care	133.3	127.5	5.8	4.5%	2.9	130.4	2.1%
Cardiac Surgery Systems	27.2	25.2	2.0	8.0%	0.1	25.3	7.4%
Vascular	13.1	13.5	(0.4)	(3.2)%	0.2	13.7	(4.7)%
Total Sales	$430.2	$392.4	$37.8	9.6%	$5.9	$398.3	8.3%

					2010 Adjusted
Sales by Product Line (YTD)	YTD 4Q 2011	YTD 4Q 2010	Change	GAAP Growth Rate*	FX Impact	YTD 4Q 2010 Underlying Sales	Underlying Growth Rate *
Surgical Heart Valves	$676.9	$631.9	$45.0	7.1%	$22.6	$654.5	3.4%
Transcatheter Heart Valves	333.8	206.4	127.4	61.7%	11.0	217.4	53.6%
Total Heart Valve Therapy	1,010.7	838.3	172.4	20.6%	33.6	871.9	16.1%
Critical Care	508.3	454.1	54.2	11.9%	19.4	473.5	7.3%
Cardiac Surgery Systems	107.5	100.2	7.3	7.3%	2.8	103.0	4.3%
Vascular	52.1	54.4	(2.3)	(4.4)%	2.2	56.6	(7.9)%
Total Sales	$1,678.6	$1,447.0	$231.6	16.0%	$58.0	$1,505.0	11.6%

Sales by Region (QTD)	4Q 2011	4Q 2010	Change	GAAP Growth Rate*
United States	$154.7	$144.5	$10.2	7.0%
Europe	143.7	129.4	14.3	11.0%
Japan	76.8	69.6	7.2	10.5%
Rest of World	55.0	48.9	6.1	12.4%
International	275.5	247.9	27.6	11.1%
Total	$430.2	$392.4	$37.8	9.6%

Sales by Region (YTD)	YTD 4Q 2011	YTD 4Q 2010	Change	GAAP Growth Rate*
United States	$605.6	$567.6	$38.0	6.7%
Europe	574.0	457.0	117.0	25.6%
Japan	283.7	247.8	35.9	14.5%
Rest of World	215.3	174.6	40.7	23.3%
International	1,073.0	879.4	193.6	22.0%
Total	$1,678.6	$1,447.0	$231.6	16.0%

* Numbers may not calculate due to rounding.